EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2019 Supplemental Financial Information
February 18, 2020

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended December 31, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$35.0	$31.4	$(51.1)	$15.3
Add back:
Income taxes	13.3	9.7	(13.7)	9.3
Interest expense, net of interest income	0.5	15.1	22.7	38.3
Depreciation and amortization	39.7	2.7	7.7	50.1
Intercompany interest	(1.8)	(1.0)	2.8	—
EBITDA	86.7	57.9	(31.6)	113.0
Intercompany charges	3.1	—	(3.1)	—
Non-cash stock-based compensation	2.2	0.4	2.6	5.2
Acquisition related costs	1.7	—	0.2	1.9
Securitization interest	—	(13.0)	—	(13.0)
Loss on asset sales	0.4	—	—	0.4
Severance	4.9	0.3	4.4	9.6
Foreign currency (gains)/losses	(0.4)	—	0.7	0.3
Other	3.8	—	0.8	4.6
Total addbacks	15.7	(12.3)	5.6	9.0
Adjusted EBITDA	$102.4	$45.6	$(26.0)	$122.0

	Three Months Ended December 31, 2018
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$38.1	$29.5	$(52.5)	$15.1
Add back:
Income taxes	11.1	8.7	(18.0)	1.8
Interest expense, net of interest income	0.1	16.3	34.8	51.2
Depreciation and amortization	33.1	2.4	7.1	42.6
Intercompany interest	4.2	(1.1)	(3.1)	—
EBITDA	86.6	55.8	(31.7)	110.7
Intercompany charges	4.3	—	(4.3)	—
Non-cash stock-based compensation	2.4	0.6	1.5	4.5
Acquisition related costs	1.1	—	1.0	2.1
Securitization interest	—	(14.5)	—	(14.5)
Loss on asset sales	0.4	—	—	0.4
Severance	1.7	0.1	0.1	1.9
Foreign currency losses	1.9	—	1.8	3.7
IAA allocated costs	—	—	1.3	1.3
Other	0.4	—	—	0.4
Total addbacks	12.2	(13.8)	1.4	(0.2)
Adjusted EBITDA	$98.8	$42.0	$(30.3)	$110.5

	Year Ended December 31, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$174.3	$120.0	$(201.9)	$92.4
Add back:
Income taxes	67.3	41.9	(71.5)	37.7
Interest expense, net of interest income	2.3	63.7	120.4	186.4
Depreciation and amortization	149.9	10.3	28.5	188.7
Intercompany interest	11.7	(5.1)	(6.6)	—
EBITDA	405.5	230.8	(131.1)	505.2
Intercompany charges	13.5	—	(13.5)	—
Non-cash stock-based compensation	7.8	1.6	10.9	20.3
Loss on extinguishment of debt	—	—	2.2	2.2
Acquisition related costs	6.5	—	5.7	12.2
Securitization interest	—	(54.9)	—	(54.9)
Loss on asset sales	2.1	—	—	2.1
Severance	9.1	0.4	5.8	15.3
Foreign currency (gains)/losses	(1.5)	—	0.8	(0.7)
IAA allocated costs	—	—	2.3	2.3
Other	5.0	—	1.0	6.0
Total addbacks	42.5	(52.9)	15.2	4.8
Adjusted EBITDA	$448.0	$177.9	$(115.9)	$510.0

	Year Ended December 31, 2018
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$203.3	$112.0	$(197.7)	$117.6
Add back:
Income taxes	69.1	35.4	(70.2)	34.3
Interest expense, net of interest income	1.0	59.3	127.0	187.3
Depreciation and amortization	127.5	16.0	28.9	172.4
Intercompany interest	19.8	(3.2)	(16.6)	—
EBITDA	420.7	219.5	(128.6)	511.6
Intercompany charges	15.3	—	(15.3)	—
Non-cash stock-based compensation	9.3	2.3	8.8	20.4
Acquisition related costs	4.8	—	2.5	7.3
Securitization interest	—	(51.5)	—	(51.5)
Loss on asset sales	1.7	—	—	1.7
Severance	5.0	0.6	0.1	5.7
Foreign currency losses	1.9	—	1.8	3.7
IAA allocated costs	—	—	5.2	5.2
Other	1.1	—	—	1.1
Total addbacks	39.1	(48.6)	3.1	(6.4)
Adjusted EBITDA	$459.8	$170.9	$(125.5)	$505.2

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019

Net income (loss)	$77.8	$55.6	$35.3	$19.8	$188.5
Less: Income from discontinued operations	62.5	28.2	0.9	4.5	96.1
Income from continuing operations	15.3	27.4	34.4	15.3	92.4
Add back:
Income taxes	6.5	8.7	13.2	9.3	37.7
Interest expense, net of interest income	55.9	55.0	37.2	38.3	186.4
Depreciation and amortization	44.3	47.9	46.4	50.1	188.7
EBITDA	122.0	139.0	131.2	113.0	505.2
Non-cash stock-based compensation	6.6	4.0	4.5	5.2	20.3
Loss on extinguishment of debt	—	—	2.2	—	2.2
Acquisition related costs	3.9	3.7	2.7	1.9	12.2
Securitization interest	(14.8)	(13.8)	(13.3)	(13.0)	(54.9)
Loss on asset sales	0.5	0.4	0.8	0.4	2.1
Severance	3.7	1.1	0.9	9.6	15.3
IAA allocated costs	1.4	0.9	—	—	2.3
Foreign currency (gains)/losses	(0.6)	—	(0.4)	0.3	(0.7)
Other	0.2	0.6	0.6	4.6	6.0
Total addbacks	0.9	(3.1)	(2.0)	9.0	4.8
Adjusted EBITDA	$122.9	$135.9	$129.2	$122.0	$510.0

Results of Operations

KAR Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except per share amounts)	2019	2018	2019	2018
Revenues
Auction fees and services revenue	$504.0	$475.3	$2,133.5	$1,985.1
Purchased vehicle sales	79.3	33.2	295.5	116.8
Finance-related revenue	88.0	85.3	352.9	340.9
Total revenues	671.3	593.8	2,781.9	2,442.8
Cost of services*	394.9	332.3	1,617.1	1,321.5
Gross profit*	276.4	261.5	1,164.8	1,121.3
Selling, general and administrative	164.7	148.7	662.0	608.8
Depreciation and amortization	50.1	42.6	188.7	172.4
Operating profit	61.6	70.2	314.1	340.1
Interest expense	39.5	52.5	189.5	191.2
Other (income) expense, net	(2.5)	0.8	(7.7)	(3.0)
Loss on extinguishment of debt	—	—	2.2	—
Income from continuing operations before income taxes	24.6	16.9	130.1	151.9
Income taxes	9.3	1.8	37.7	34.3
Net income from continuing operations	15.3	15.1	92.4	117.6
Net income from discontinued operations	4.5	52.2	96.1	210.4
Net income	$19.8	$67.3	$188.5	$328.0
Net income from continuing operations per share
Basic	$0.12	$0.11	$0.70	$0.88
Diluted	$0.12	$0.11	$0.70	$0.87

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended December 31, 2019 and 2018
Overview
For the three months ended December 31, 2019, we had revenue of $671.3 million compared with revenue of $593.8 million for the three months ended December 31, 2018, an increase of 13%. Businesses acquired accounted for an increase in revenue of $55.1 million or 8% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization increased $7.5 million, or 18%, to $50.1 million for the three months ended December 31, 2019, compared with $42.6 million for the three months ended December 31, 2018. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the asset of businesses acquired in 2019.

Interest Expense

Interest expense decreased $13.0 million, or 25%, to $39.5 million for the three months ended December 31, 2019, compared with $52.5 million for the three months ended December 31, 2018. The decrease was primarily attributable to a decrease of approximately $793.8 million in the average outstanding balance of corporate debt for the three months ended December 31, 2019 compared with the three months ended December 31, 2018, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019, as well as a decrease in the weighted average interest rate for the same period of approximately 0.3%. In addition, there was a decrease in interest expense at AFC of $1.2 million, which resulted from a decrease in incremental interest rates for the three months ended December 31, 2019, as compared with the three months ended December 31, 2018.

Income Taxes

We had an effective tax rate of 37.8% for the three months ended December 31, 2019, compared with an effective tax rate of 10.7% for the three months ended December 31, 2018. Excluding the effect of the discrete items, our effective tax rate for the three months ended December 31, 2019 and 2018 would have been 32.7% and 29.6%, respectively.

Net Income from Discontinued Operations

On June 28, 2019, the Company completed the Separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations for all periods presented. For the three months ended December 31, 2019 and 2018, the Company's financial statements included income from discontinued operations of $4.5 million and $52.2 million, respectively. The $4.5 million recorded for the three months ended December 31, 2019 related to income taxes.

Impact of Foreign Currency

For the three months ended December 31, 2019, the average Canadian exchange rate was consistent with the rate for the three months ended December 31, 2018.

Overview of KAR Results for the Year Ended December 31, 2019 and 2018
Overview
For the year ended December 31, 2019, we had revenue of $2,781.9 million compared with revenue of $2,442.8 million for the year ended December 31, 2018, an increase of 14%. Businesses acquired accounted for an increase in revenue of $193.0 million or 7% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization increased $16.3 million, or 9%, to $188.7 million for the year ended December 31, 2019, compared with $172.4 million for the year ended December 31, 2018. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2019.

Interest Expense

Interest expense decreased $1.7 million, or 1%, to $189.5 million for the year ended December 31, 2019, compared with $191.2 million for the year ended December 31, 2018. The decrease was primarily attributable to a decrease of approximately $447.5 million in the average outstanding balance of corporate debt for the year ended December 31, 2019 compared with the year ended December 31, 2018, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019 and a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019, partially offset by an increase in the weighted average interest rate for the same period of approximately 0.3%.

Loss on Extinguishment of Debt

In September 2019, we amended our Credit Agreement and recorded a $2.2 million pretax charge primarily resulting from the write-off of unamortized debt issue costs associated with Term Loan B-4 and Term Loan B-5.

Income Taxes

We had an effective tax rate of 29.0% for the year ended December 31, 2019, compared with an effective tax rate of 22.6% for the year ended December 31, 2018. The lower effective tax rate for the year ended December 31, 2018 was the result of favorable state tax law changes and higher deductions for stock compensation in 2018.

Net Income from Discontinued Operations

On June 28, 2019, the Company completed the separation ("Separation") of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations for all periods presented. For the year ended December 31, 2019 and 2018, the Company's financial statements included income from discontinued operations of $96.1 million and $210.4 million, respectively. The operating results included one-time transaction costs of approximately $31.3 million and $8.1 million for the year ended December 31, 2019 and 2018, respectively, in connection with the Separation of the two companies. These costs consisted of consulting and professional fees associated with preparing for and executing the spin-off.

Impact of Foreign Currency

The strengthening of the U.S. dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the year ended December 31, 2019, fluctuations in the Canadian exchange rate decreased revenue by $7.5 million, operating profit by $1.6 million, net income by $0.6 million and net income per diluted share by less than $0.01.

ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2019	2018	2019	2018
Auction fees and services revenue	$504.0	$475.3	$2,133.5	$1,985.1
Purchased vehicle sales	79.3	33.2	295.5	116.8
ADESA revenue	583.3	508.5	2,429.0	2,101.9
Cost of services*	370.9	309.8	1,520.7	1,230.8
Gross profit*	212.4	198.7	908.3	871.1
Selling, general and administrative	124.1	106.9	494.3	435.8
Depreciation and amortization	39.7	33.1	149.9	127.5
Operating profit	$48.6	$58.7	$264.1	$307.8

Vehicles sold	887,000	811,000	3,784,000	3,472,000
Institutional vehicles sold in North America	623,000	568,000	2,653,000	2,401,000
Dealer consignment vehicles sold in North America	234,000	233,000	1,018,000	1,027,000
Vehicles sold in Europe	30,000	10,000	113,000	44,000
Percentage of vehicles sold online	59%	54%	58%	54%
Conversion rate at North American physical auctions	58.4%	58.5%	62.8%	61.6%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$886	$868	$884	$844
Online only revenue per vehicle sold, excluding purchased vehicles	$155	$122	$149	$121

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended December 31, 2019 and 2018
Revenue
Revenue from ADESA increased $74.8 million, or 15%, to $583.3 million for the three months ended December 31, 2019, compared with $508.5 million for the three months ended December 31, 2018. The increase in revenue was the result of an increase in the number of vehicles sold and increased proceeds from purchased vehicle sales, partially offset by a decrease in average revenue per vehicle, excluding purchased vehicle sales. Businesses acquired in the last 12 months accounted for an increase in revenue of $55.1 million, of which $37.7 million was included in "Purchased vehicle sales."

The increase in vehicles sold was primarily attributable to an 11% increase in institutional volume (9% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 6% increase in dealer consignment units sold for the three months ended December 31, 2019 compared with the three months ended December 31, 2018. Online sales volume for ADESA represented approximately 59% of the total vehicles sold in the fourth quarter of 2019, compared with approximately 54% in the fourth quarter of 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio of the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast or DealerBlock, accounted for approximately 73% of ADESA's North American online sales volume. ADESA sold approximately 355,000 (including 38,000 from TradeRev) and 306,000 (including 31,000 from TradeRev) vehicles through its North American online only offerings in the fourth quarter of 2019 and 2018, respectively. For the three months ended December 31, 2019, dealer consignment vehicles represented approximately 39% of used vehicles sold at ADESA physical auction locations, compared with approximately 40% for the three months ended December 31, 2018. Vehicles sold at physical auction locations increased approximately 1% in the fourth quarter of 2019, compared with the fourth quarter of 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 58.4% for the three months ended December 31, 2019, compared with 58.5% for the three months ended December 31, 2018.

Physical auction revenue per vehicle sold increased $18, or 2%, to $886 for the three months ended December 31, 2019, compared with $868 for the three months ended December 31, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices.

Online only auction revenue per vehicle sold increased $123 to $259 for the three months ended December 31, 2019, compared with $136 for the three months ended December 31, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicle sales associated with the ADESA Assurance Program, the increase in TradeRev revenue and the inclusion of CarsOnTheWeb sales. The entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $155 and $122 for the three months ended December 31, 2019 and 2018, respectively. The $33 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.

Gross Profit

For the three months ended December 31, 2019, gross profit for ADESA increased $13.7 million, or 7%, to $212.4 million, compared with $198.7 million for the three months ended December 31, 2018. Gross profit for ADESA was 36.4% of revenue for the three months ended December 31, 2019, compared with 39.1% of revenue for the three months ended December 31, 2018. Gross profit as a percentage of revenue decreased for the three months ended December 31, 2019 as compared with the three months ended December 31, 2018 as a result of an increase in purchased vehicle sales primarily related to the acquisition of COTW and increased activity under ADESA Assurance. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 42.1% and 41.8% for the three months ended December 31, 2019 and 2018, respectively. Businesses acquired in the last 12 months accounted for an increase in cost of services of $47.1 million for the three months ended December 31, 2019. In addition, in December 2019, the Company recovered approximately $4 million related to expenses incurred at High Tech Locksmiths in previous quarters.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment increased $17.2 million, or 16%, to $124.1 million for the three months ended December 31, 2019, compared with $106.9 million for the three months ended December 31, 2018, primarily due to increases in incentive-based compensation of $6.1 million, costs associated with TradeRev aggregating $5.6 million, acquisitions of $4.7 million, severance of $3.4 million and other miscellaneous expenses aggregating $1.3 million, partially offset by decreases in compensation expense of $2.6 million and professional fees of $1.3 million.

Overview of ADESA Results for the Year Ended December 31, 2019 and 2018
Revenue
Revenue from ADESA increased $327.1 million, or 16%, to $2,429.0 million for the year ended December 31, 2019, compared with $2,101.9 million for the year ended December 31, 2018. The increase in revenue was the result of an increase in the number of vehicles sold and increased proceeds from purchased vehicle sales, partially offset by a decrease in average revenue per vehicle sold, excluding purchased vehicle sales. Businesses acquired in the last 12 months accounted for an increase in revenue of $193.0 million, of which $131.7 million was included in "Purchased vehicle sales." The increase in revenue included the impact of a decrease in revenue of $6.9 million due to fluctuations in the Canadian exchange rate.

The increase in vehicles sold was primarily attributable to an 11% increase in institutional volume (10% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 3% increase in dealer consignment units sold for the year ended December 31, 2019 compared with the year ended December 31, 2018. Online sales volume for ADESA represented approximately 58% of the total vehicles sold in 2019, compared with approximately 54% in 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio of the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast or DealerBlock, accounted for approximately 73% of ADESA's North American online sales volume. ADESA sold approximately 1,533,000 (including approximately 157,000 from TradeRev) and 1,304,000 (including approximately 117,000 from TradeRev) vehicles through its North American online only offerings in 2019 and 2018, respectively. For the year ended December 31, 2019, dealer consignment vehicles represented approximately 40% of used vehicles sold at ADESA physical auction locations, compared with approximately 42% for the year ended December 31, 2018. Vehicles sold at physical auction locations increased approximately 1% in 2019, compared with 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 62.8% for the year ended December 31, 2019, compared with 61.6% for the year ended December 31, 2018.

Physical auction revenue per vehicle sold increased $40, or 5%, to $884 for the year ended December 31, 2019, compared with $844 for the year ended December 31, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes purchased vehicle sales. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices, partially offset by a decrease in physical auction revenue per vehicle sold of $3 due to fluctuation in the Canadian exchange rate.

Online only auction revenue per vehicle sold increased $96 to $235 for the year ended December 31, 2019, compared with $139 for the year ended December 31, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicle sales associated with the ADESA Assurance Program, the increase in TradeRev revenue and the inclusion of CarsOnTheWeb sales. The entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $149 and $121 for the year ended December 31, 2019 and 2018, respectively. The $28 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.

Gross Profit

For the year ended December 31, 2019, gross profit for ADESA increased $37.2 million, or 4%, to $908.3 million, compared with $871.1 million for the year ended December 31, 2018. Gross profit for ADESA was 37.4% of revenue for the year ended December 31, 2019, compared with 41.4% of revenue for the year ended December 31, 2018. Gross profit as a percentage of revenue decreased for the year ended December 31, 2019 as compared with the year ended December 31, 2018 as a result of an increase in purchased vehicle sales primarily related to the acquisition of COTW and increased activity under ADESA Assurance. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 42.6% and 43.9% for the year ended December 31, 2019 and 2018, respectively. The remaining decrease in gross profit as a percentage of revenue relates to growth in lower margin ancillary and related services. Businesses acquired in the last 12 months accounted for an increase in cost of services of $164.8 million for the year ended December 31, 2019.

For the year ended December 31, 2019, High Tech Locksmiths, a subsidiary of ADESA, incurred an inventory loss of approximately $5.4 million. In December 2019, the Company recovered approximately $4 million related to expenses incurred in previous quarters.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment increased $58.5 million, or 13%, to $494.3 million for the year ended December 31, 2019, compared with $435.8 million for the year ended December 31, 2018, primarily due to increases in costs associated with TradeRev aggregating $25.4 million, acquisitions of $21.2 million, incentive-based compensation of $6.6 million, information technology costs of $6.1 million, severance of $3.7 million, professional fees of $1.7 million, benefit related expense of $1.7 million, telecom costs of $1.0 million and other miscellaneous expenses aggregating $1.3 million, partially offset by a decrease in compensation expense of $3.9 million, fluctuations in the Canadian exchange rate of $2.0 million, and decreases in marketing costs of $1.6 million, stock-based compensation of $1.5 million and travel expenses of $1.2 million.

AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2019	2018	2019	2018
AFC revenue	$88.0	$85.3	$352.9	$340.9
Cost of services*	24.0	22.5	96.4	90.7
Gross profit*	64.0	62.8	256.5	250.2
Selling, general and administrative	6.1	7.1	25.6	30.7
Depreciation and amortization	2.7	2.4	10.3	16.0
Operating profit	$55.2	$53.3	$220.6	$203.5

Loan transactions	443,000	428,000	1,783,000	1,760,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$178	$180	$178	$175
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2019 and 2018
Revenue
For the three months ended December 31, 2019, AFC revenue increased $2.7 million, or 3%, to $88.0 million, compared with $85.3 million for the three months ended December 31, 2018. The increase in revenue was the result of a 4% increase in loan transactions, partially offset by a 1% decrease in revenue per loan transaction.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $2, or 1%, primarily as a result of a decrease in interest yield as a result of prime rate changes, a decrease in floorplan fee per unit and a decrease in average portfolio duration, partially offset by a decrease in provision for credit losses for the three months ended December 31, 2019. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses decreased to 1.9% of the average managed receivables for the three months ended December 31, 2019 from 2.2% for the three months ended December 31, 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.

Gross Profit

For the three months ended December 31, 2019, gross profit for the AFC segment increased $1.2 million, or 2%, to $64.0 million, or 72.7% of revenue, compared with $62.8 million, or 73.6% of revenue, for the three months ended December 31, 2018, primarily as a result of a 3% increase in revenue, partially offset by a 7% increase in cost of services. The increase in cost of services was the result of increases in PWI expenses of $1.0 million, compensation expense of $0.6 million and travel expenses of $0.4 million, partially offset by a decrease in collection expenses of $0.5 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $1.0 million, or 14%, to $6.1 million for the three months ended December 31, 2019, compared with $7.1 million for the three months ended December 31, 2018. The decrease in selling, general and administrative expenses was primarily attributable to decreases in travel expenses of $0.5 million, incentive-based compensation of $0.4 million and other miscellaneous expenses aggregating $0.1 million.

Overview of AFC Results for the Year Ended December 31, 2019 and 2018
Revenue
For the year ended December 31, 2019, AFC revenue increased $12.0 million, or 4%, to $352.9 million, compared with $340.9 million for the year ended December 31, 2018. The increase in revenue was the result of a 2% increase in revenue per loan transaction and a 1% increase in loan transactions. The increase in revenue included the impact of a decrease in revenue of $0.6 million due to fluctuations in the Canadian exchange rate.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $3, or 2%, primarily as a result of an increase in interest yield as a result of prime rate increases and an increase in average loan values, partially offset by a decrease in floorplan fee per unit and an increase in provision for credit losses for the year ended December 31, 2019. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses remained constant at 1.7% of the average managed receivables for the year ended December 31, 2019 and 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.

Gross Profit

For the year ended December 31, 2019, gross profit for the AFC segment increased $6.3 million, or 3%, to $256.5 million, or 72.7% of revenue, compared with $250.2 million, or 73.4% of revenue, for the year ended December 31, 2018. The decrease in gross profit as a percent of revenue was primarily the result of a 6% increase in cost of services. The increase in cost of services was the result of increases in PWI expenses of $3.7 million, compensation expense of $2.4 million, travel expenses of $1.6 million and other miscellaneous expenses aggregating $0.5 million, partially offset by decreases in lot checks of $1.7 million and incentive-based compensation of $0.8 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $5.1 million, or 17%, to $25.6 million for the year ended December 31, 2019, compared with $30.7 million for the year ended December 31, 2018 primarily as a result of decreases in travel expenses of $1.7 million, incentive-based compensation of $1.6 million, compensation expense of $1.1 million and stock-based compensation expense of $0.8 million, partially offset by other miscellaneous expenses aggregating $0.1 million.

Holding Company Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2019	2018	2019	2018
Selling, general and administrative	$34.5	$34.7	$142.1	$142.3
Depreciation and amortization	7.7	7.1	28.5	28.9
Operating loss	$(42.2)	$(41.8)	$(170.6)	$(171.2)
Overview of Holding Company Results for the Three Months Ended December 31, 2019 and 2018
Selling, General and Administrative
For the three months ended December 31, 2019, selling, general and administrative expenses at the holding company decreased $0.2 million, or 1%, to $34.5 million, compared with $34.7 million for the three months ended December 31, 2018. For the three months ended December 31, 2019 compared with the three months ended December 31, 2018, there were decreases in professional fees of $2.7 million, incentive-based compensation of $1.8 million, compensation expense of $1.7 million, medical expenses of $0.8 million and other miscellaneous expenses aggregating $0.4 million, partially offset by increases in severance of $4.4 million, information technology costs of $1.7 million and stock-based compensation of $1.1 million.

Overview of Holding Company Results for the Year Ended December 31, 2019 and 2018
Selling, General and Administrative
For the year ended December 31, 2019, selling, general and administrative expenses at the holding company decreased $0.2 million, or less than 1%, to $142.1 million, compared with $142.3 million for the year ended December 31, 2018. For the year ended December 31, 2019 compared with the year ended December 31, 2018, there were decreases in incentive-based compensation of $5.7 million, compensation expense of $4.3 million, professional fees of $1.3 million and other miscellaneous expenses aggregating $3.9 million, partially offset by increases in severance of $5.7 million, information technology costs of $5.1 million, stock-based compensation of $2.2 million and telecom costs of $2.0 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

	December 31,
(Dollars in millions)	2019	2018
Cash and cash equivalents	$507.6	$277.1
Restricted cash	53.3	27.6
Working capital	726.8	450.3
Amounts available under the revolving credit facility*	325.0	350.0
Cash flow from operations for the year ended	380.8	438.6
*There were related outstanding letters of credit totaling approximately $27.4 million and $32.9 million at December 31, 2019 and 2018, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2019	2018
Net cash provided by (used by):
Operating activities - continuing operations	$380.8	$438.6
Operating activities - discontinued operations	161.2	284.3
Investing activities - continuing operations	(415.0)	(315.1)
Investing activities - discontinued operations	(37.4)	(66.1)
Financing activities - continuing operations	(1,163.8)	(315.8)
Financing activities - discontinued operations	1,317.6	(4.3)
Effect of exchange rate on cash	12.8	(20.4)
Net increase in cash, cash equivalents and restricted cash	$256.2	$1.2

Cash flow from operating activities (continuing operations) was $380.8 million for the year ended December 31, 2019, compared with $438.6 million for the year ended December 31, 2018. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as decreased profitability, partially offset by a net increase in non-cash item adjustments.
Net cash used by investing activities (continuing operations) was $415.0 million for the year ended December 31, 2019, compared with $315.1 million for the year ended December 31, 2018. The increase in net cash used by investing activities was primarily attributable to:

•an increase in cash used for acquisitions of approximately $75.5 million; and

•an increase in cash used for capital expenditures of approximately $30.3 million;

partially offset by:

•a net decrease in finance receivables held for investment of approximately $5.9 million.

Net cash used by financing activities (continuing operations) was $1,163.8 million for the year ended December 31, 2019, compared with $315.8 million for the year ended December 31, 2018. The increase in net cash used by financing activities was primarily attributable to:

•an increase in net payments on debt of approximately $784.4 million. The Company used net cash provided by financing activities from discontinued operations (cash received from IAA in the Separation) to prepay approximately $1.3 billion of its term loan debt in the second quarter of 2019. In addition, in the third quarter of 2019, the Company refinanced the outstanding Term Loan B-4 and Term Loan B-5 and repaid the remaining amount on the 2017 Revolving Credit Facility with the new Term Loan B-6;

•a net decrease in the obligations collateralized by finance receivables of approximately $97.6 million; and

•an increase in cash transferred to IAA in connection with the Separation of $50.9 million;

partially offset by:

•a decrease in common stock repurchases of approximately $30.3 million;

•a decrease in dividends paid to stockholders of approximately $24.0 million;

•a $19.3 million increase in borrowings from the lines of credit; and

•a smaller decrease in book overdrafts in 2019 compared with 2018 of approximately $16.0 million.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA and operating adjusted net income from continuing operations per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings, spin-offs or dispositions of assets or investments), gains/losses associated with step acquisitions, contingent purchase price adjustments, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.